Exhbit 99.1

Supplemental Regulation FD Disclosure – May 3, 2010

Recent Developments

In connection with its recent capital raise and subsequent bid for assets and liabilities of certain Puerto Rico banks in an FDIC-assisted transaction, Doral Financial Corporation (“Doral Financial” or the “Company”) took certain actions and intends to take certain additional actions to reduce the size of its balance sheet.  These actions include:

•	the sale of approximately $600 million of agency securities for a $16.5 million pre-tax gain, completed in the first quarter of 2010;
•
the sale of non-agency securities with an amortized cost of $407 million as of December 31, 2009 for $246 million, completed in the second quarter of 2010.  During the first quarter of 2010, the Company recognized other-than-temporary impairment of $13 million with respect to the securities and principal amortization of $10 million were made on the securities, such that at the time of sale, the amortized cost was $384 million.  As of March 31, 2010, approximately $130 million of the $138 million pre-tax loss on the sale was included in AOCI; and

•	exploring the sale of a portion of its construction loan portfolio.

Forward-Looking Statements

Statements included herein may constitute forward-looking statements. These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties. There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2010, as updated from time to time in the Company’s future filings with the SEC.